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                                    EXHIBIT 4



                           FIRST SECURITY CORPORATION

                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     1. PURPOSE. The continued growth and success of FIRST SECURITY CORPORATION (the "Corporation") are dependent upon the efforts of members of the Corporation's Board of Directors (the "Board of Directors"). Those active (not Honorary) members of the Corporation's Board of Directors who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors") are not eligible to participate in the stock option and other stock incentive plans maintained for employees of the Corporation. The purpose of this 1995 Non-Employee Director Stock Option Plan (the "Plan") is to provide an incentive to Non-Employee Directors to remain as members of the Board of Directors and also to afford them the opportunity to acquire, or increase, stock ownership in the Corporation in order that they may better share the viewpoint of the shareholders and have a direct proprietary interest in the Corporation's success.


     2. STOCK. The shares of stock that will be subject to Options granted under the Plan shall be shares of the Corporation's authorized but unissued, or reacquired, $1.25 par value common stock ("Common Stock"). The total number of shares of Common Stock with respect to which Options will be granted shall not exceed, in the aggregate, 500,000, PROVIDED that such aggregate number of shares shall be subject to adjustment in accordance with the provisions of Paragraph 6(g).

     In the event that any outstanding Option under the Plan shall be canceled or terminated, or expire prior to the termination of this Plan, the shares of Common Stock allocable to the unexercised portion of such Option may be made the subject of additional Options to be granted under the Plan.


     3. ADMINISTRATION. The Plan shall be administered by the Executive Committee of the Board of Directors, which shall have full power and authority, subject to the provisions of the Plan, to adopt, amend, and rescind rules and regulations for carrying out the Plan. The interpretation and decision of the Executive Committee with regard to any question arising under the Plan shall be final and conclusive. No member of the


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Executive Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or to any Options granted pursuant to the Plan.


     4. ELIGIBILITY. The persons eligible to receive Options under the Plan are the Non-Employee Directors of the Corporation, as they may be elected and serving from time to time.


     5.   GRANT OF OPTIONS.

          (a) NON-QUALIFIED OPTIONS. Options granted under the Plan are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and will be Non-Qualified Stock Options

          (b) INITIAL GRANTS TO EXISTING AND TO NEWLY ELECTED NON-EMPLOYEE DIRECTORS. Each person who is elected as a Non-Employee Director at the Annual Shareholders Meeting in April, 1995 automatically shall be granted, as of May 1, 1995, an Option to purchase 3000 shares of Common Stock, subject to the terms and conditions described in paragraph 6. On the May 1 which follows the date as of which a new Non-Employee Director is first elected to the Board of Directors, such new Non-Employee Director automatically shall be granted an Option to purchase that number of shares of Common Stock which corresponds to the remaining vesting amounts for the pending three (3) year Option vesting period for the pre-existing Non-Employee Directors, subject to the terms and conditions described in paragraph 6. The application of the Plan to newly elected Non-Employee Directors is further detailed in subsection (d) of this paragraph 5.

          (c) SUBSEQUENT GRANTS. Each Non-Employee Director who has been granted an Option under paragraph 5(b) who remains as a Non-Employee Director through the vesting period of his prior Option automatically shall be granted, as of the next May 1, an Option to purchase an additional 3000 shares of Common Stock, subject to the vesting requirements of subsection (d) of this paragraph 5 and to the terms and condition described in paragraph 6.

          (d)  VESTING.   Except as provided for new Non-Employee Directors
elected within the three (3) year vesting period of a previously granted Option, each Option granted shall vest 33 1/3% (1000 shares) per year over a vesting term of three (3) years from the date of grant, such vesting to become effective at 5:00 PM Mountain Time on each relevant April 30; PROVIDED that persons who are first elected as a Non-Employee Director after the beginning of a three (3) year vesting period for the other pre-existing


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Non-Employee Directors triggered by an automatic Option grant under subsection
(b) or (c) of this paragraph 5 shall receive an Option for fewer shares and with a shortened vesting schedule to coincide with the operation of the then pending three (3) year vesting period applicable to the pre-existing Non-Employee
Directors as provided in subsection (b) of this paragraph 5.   FOR EXAMPLE,
ASSUME THAT A FULL OPTION FOR 3000 SHARES WAS GRANTED TO THE EXISTING NON-EMPLOYEE DIRECTORS ON MAY 1 OF YEAR 1, AND THAT A NEW NON-EMPLOYEE DIRECTOR IS ELECTED TWO MONTHS LATER IN YEAR 1. THE NEW NON-EMPLOYEE DIRECTOR AUTOMATICALLY WILL BE GRANTED AN OPTION FOR 2000 SHARES (3000 SHARES LESS 33 1/3%) AS OF MAY 1 IN YEAR 2, WHICH WILL VEST 50% ON APRIL 30 OF YEAR 3 (1000 SHARES) AND YEAR 4 (1000 SHARES). FOR ANOTHER EXAMPLE, ASSUME THAT AN OPTION FOR 3000 SHARES WAS GRANTED TO THE EXISTING NON-EMPLOYEE DIRECTORS AS OF MAY 1 OF YEAR 1, AND THAT A NEW NON-EMPLOYEE DIRECTOR IS ELECTED AS OF JULY 1 OF YEAR 2. THE NEW NON-EMPLOYEE DIRECTOR AUTOMATICALLY WILL BE GRANTED AN OPTION FOR 1000 SHARES (3000 SHARES LESS 66 2/3%) ON MAY 1 IN YEAR 3, WHICH OPTION WILL VEST 100% ON APRIL 30 IN YEAR 4.


     6.   TERMS AND CONDITIONS OF OPTIONS.

          (a)  "FAIR MARKET VALUE".   The Fair Market Value of a share of Common
Stock for all purposes under this Plan shall be the closing sale price per share of Common Stock as quoted on the NASDAQ National Market System on the last business day before the date of significance under the Plan; or, if no sale of Common Stock shall have been made on NASDAQ on that date, on the next preceding business day on which there was a sale of Common Stock reported on NASDAQ.

          (b) PAYMENT. Upon exercise of an Option, in whole or in part, the Option Price for shares to which the exercise relates may be paid, at the election of the Optionee, either in cash or by delivering to the Corporation already-owned shares of Common Stock having a Fair Market Value, in the aggregate, equal to the Option Price, or any combination of cash and Common Stock having a combined aggregate value equal to the Option Price. Shares of Common Stock may not be used in payment or partial payment unless an Option is being exercised for at least 1000 shares. Payment in shares of Common Stock shall be made by delivering to the Corporation certificates, duly endorsed for transfer, representing shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to that portion of the Option Price which is to be paid in Common Stock. Whenever payment of the Option Price in already owned shares of Common Stock would require delivery of a fractional share, the Optionee shall deliver the next lower whole number of shares of Common Stock and a cash payment shall be made by the Optionee for the balance of the Option Price.


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          (c)  OPTION PRICE.  The Option Price for each Option shall be One
Hundred (100) percent of Fair Market Value determined under subparagraph 6(a) with the date of grant being the date of significance.

          (c) TERM OF OPTION. Each Option shall expire ten years from the date the Option is granted, unless the Option is terminated earlier in accordance with the Plan.

          (d) EXERCISING OPTIONS. Unless an Option is terminated or the time of its exercisability is accelerated in accordance with the Plan, each Option may be exercised in whole or in part, and from time to time, to purchase shares of Common Stock, in accordance with the vesting provided in subsection (d) of paragraph 5:

          (e) ACCELERATION OF EXERCISABILITY. Notwithstanding the vesting provisions of subsection (d) of paragraph 5, an Option shall become immediately and fully vested and exercisable to full extent of all shares covered by the
Option:

          (i)  In the event of the death of the Optionee Non-Employee Director;
     or

          (ii) Upon the occurrence of the later to occur of (a) a "Change in Control" (as defined below) of the Corporation, and (b) six (6) months from the date of grant.

     For purposes of the Plan, a Change of Control shall be deemed to occur if
(x) any person or group, together with its affiliates and associates (other than the Corporation or any of its subsidiaries or employee benefit plans), acquires direct or indirect beneficial ownership of 20 percent or more of the then outstanding shares of Common Stock or commences a tender or exchange offer for 30 percent or more of the then outstanding shares of Common Stock, or (y) the Corporation is to be liquidated or dissolved. The terms "group," "affiliates," "associates" and "beneficial ownership" shall have the meanings ascribed to them in the rules and regulations promulgated under the Exchange Act.

          (f) CONTINUATION AS A DIRECTOR. In the event that an Optionee Non-Employee Director ceases to be a member of the Board of Directors:

          (i)  By reason of death; or

          (ii)  For any other reason,

the Non-Employee Director's Option shall remain exercisable in accordance with its terms, and may be exercised by the person to whom it was issued or by the personal


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representative or estate of such person.

          (g) RECAPITALIZATION. In the event of any change in capitalization which affects the Common Stock, whether by stock dividend, stock distribution, stock split, subdivision or combination of shares, merger or consolidation or otherwise, such proportionate adjustments, if any, as the Board of Directors in its good faith discretion deems appropriate to reflect such change shall be made with respect to the total number of shares of Common Stock in respect of which Options may be granted under the Plan, the number of shares covered by each outstanding Option, and the exercise price per share under each such Option; however, any fractional shares resulting from any such adjustment shall be eliminated.

     A dissolution of the Corporation, or a merger or consolidation in which the Corporation is not the resulting or surviving corporation (or in which the Corporation is the resulting or surviving corporation but becomes a subsidiary of another corporation), shall cause every Option outstanding hereunder to terminate concurrently with consummation of any such dissolution, merger or consolidation, except that the resulting or surviving corporation (or, in the event the Corporation is the resulting or surviving corporation but has become a subsidiary of another corporation, such other corporation) may, in its absolute and uncontrolled discretion, tender an Option or Options to purchase its shares on terms and conditions, both as to number of shares and otherwise, which will substantially preserve the rights and benefits of any Option then outstanding hereunder.

          In the event of a change in the Corporation's presently authorized Common Stock which is limited to a change of all its presently authorized shares with par value into the same number of shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Plan.

          (h) TRANSFERABILITY. Once fully vested, an Option shall be assignable or transferable to the full extent permitted by then applicable securities and tax laws. In each such case, any request for transfer of an Option during the life of an Optionee Non-Employee Director must be approved by legal counsel to the Corporation.

          (i) RIGHTS AS A STOCKHOLDER. An Optionee Non-Employee Director shall have no rights as a stockholder with respect to shares covered by any Option until the date of the issuance or transfer of the shares covered by the Option and only after such shares are fully paid. Except as provided in subsection (g) of paragraph 6, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance or transfer.


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          (j)  PROVISION FOR TAXES.  It shall be a condition to the
Corporation's obligation to issue or reissue shares of Common Stock upon exercise of any Option that the Optionee pay, or make provision satisfactory to the Corporation for payment of, any federal and state income and other taxes which the Corporation is obligated to withhold or collect with respect to the issue or reissue of such shares.

          (k) OPTION AGREEMENT. Each Option shall be evidenced by an Option agreement substantially in the form attached to the Plan as Appendix A.


     7. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective as of February 1, 1995, and Options shall be granted pursuant to the Plan from time to time beginning on May 1, 1995. The Plan shall continue in effect until Options have been granted covering all available shares of Common Stock as specified in paragraph 2 or until the Plan is terminated by the Board of directors, whichever is earlier, except as provided below.

     The Plan shall be subject to approval by the affirmative vote of the holders of at least a majority of the shares of Common Stock of the Corporation present, or represented by proxy, and entitled to vote at a meeting (as required by Rule 16b-3 of the Securities and Exchange Commission, and to be duly held in accordance with the applicable laws of the State of Delaware) for which proxies are solicited substantially in accordance with rules and regulations, if any, as are then in effect under Section 14(a) of the Securities Exchange Act, which approval must occur within twelve months after said date of adoption of the Plan by the Board of Directors. Options granted pursuant to the Plan prior to such approval shall be subject to such approval.


     8. AMENDMENT OR TERMINATION. The Board of Directors may alter, amend, suspend or terminate the Plan at any time. However, the Plan shall not be amended more often than once every six months other than amendments to comport with changes in income tax laws or the requirements of Rule 16b-3 under the Exchange Act. Amendments to the Plan shall be subject to stockholder approval to the extent required to comply with Rule 16b-3 of the Securities and Exchange Commission, or any successor rule, and as otherwise required by any exchange or national market system on which the Corporation's shares are traded. Expiration or termination of the Plan shall not affect outstanding Options except as provided in paragraph 7. The Board of Directors may also modify the terms and conditions of any outstanding Option, subject to the consent of the Optionee and consistent with the provisions of the Plan.


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     9.   APPLICATION OF PROCEEDS.  The proceeds received by the Corporation from the sale of Common Stock pursuant to Options shall be available for general corporate purposes.


     10. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise the same, in whole or in part.

     11. RESTRICTIONS ON EXERCISE. Any provision of the Plan to the contrary notwithstanding, no Option granted pursuant to the Plan shall be exercisable at any time, in whole or in part, (i) prior to the shares of Common Stock subject to the Option being qualified under rules of the NASDAQ National Market System or of any exchange on which shares of the Corporation's common stock are traded, or (ii) if issuance and delivery of the shares of Common Stock subject to the Option would be in violation of any applicable laws or regulations.



     As evidence that the Board of Directors and the Stockholders of FIRST SECURITY CORPORATION have duly authorized and approved the foregoing Plan, I have set my hand as of the 26TH day of April, 1995.



          /s/ Spencer F. Eccles
          ---------------------
          Spencer F. Eccles
          Chairman of the Board of Directors and  Chief Executive Officer







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